                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                        the Securities Exchange Act of 1934

Filed by the Registrant   [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         STAR TELECOMMUNICATIONS, INC.
-------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)  Title of each class of securities to which transaction applies:

    ---------------------------------------------------------------------------

2)  Aggregate number of securities to which transaction applies:

    ---------------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    ---------------------------------------------------------------------------

4)  Proposed maximum aggregate value of transaction:

    ---------------------------------------------------------------------------

5)  Total fee paid:

    ---------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)  Amount Previously Paid:

    ---------------------------------------------------------------------------

2)  Form, Schedule or Registration Statement No.:

    ---------------------------------------------------------------------------

3)  Filing Party:

    ---------------------------------------------------------------------------

4)  Date Filed:

    ---------------------------------------------------------------------------

                                     [LOGO]
                          STAR Telecommunications, Inc.


                NOTICE OF THE 1999 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JULY 20, 1999

TO THE STOCKHOLDERS OF STAR TELECOMMUNICATIONS,  INC.:

     The STAR Telecommunications, Inc. ("STAR") 1999 Annual Meeting of Stockholders will be held at 10:00 a.m., local time, on Tuesday, July 20, 1999 at the Four Seasons Biltmore Hotel, 1260 Channel Drive, Montecito, California, for the following purposes:

     1. To elect STAR's Class II directors to serve until the 2002 annual meeting of stockholders and until their successors are elected and qualified;

     2. To consider and vote upon a proposal to ratify the appointment of Arthur Andersen LLP as STAR's independent public accountants for the fiscal year ending December 31, 1999; and

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement of such meeting.

     The items of business listed above are fully described in the proxy statement accompanying this notice. Only stockholders of record of STAR's common stock at the close of business on June 18, 1999 will be entitled to notice of and to vote at the 1999 annual meeting or any adjournment or postponement of such meeting.

     We are mailing copies of our (1) Annual Report to Stockholders for the year ended December 31, 1998 and (2) Annual Report on Form 10-K for the fiscal year ended December 31, 1998 with this notice but such reports are not to be considered proxy soliciting material.

                                       By Order of the Board of Directors

                                       /s/ Mary A. Casey
                                       ----------------------------------
                                       Mary A. Casey
                                       Secretary

June 23, 1999
Santa Barbara, California

     YOU ARE URGED TO VOTE UPON THE MATTERS PRESENTED IN THIS PROXY STATEMENT AND TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IT IS IMPORTANT FOR YOU TO BE REPRESENTED AT THE MEETING. PROXIES ARE REVOCABLE AT ANY TIME PRIOR TO THE VOTE, AND THE EXECUTION OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE MEETING.

     Requests for additional copies of proxy materials should be addressed to Mary A. Casey, Corporate Secretary, at STAR's offices located at 223 East De La Guerra Street, Santa Barbara, California 93101.

                          STAR TELECOMMUNICATIONS, INC.
                          223 East De La Guerra Street
                         Santa Barbara, California 93101

                                --------------

                                PROXY STATEMENT
                       1999 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JULY 20, 1999

                                --------------

                              GENERAL INFORMATION

     We are furnishing this proxy statement to you in connection with the solicitation of proxies by the board of directors of STAR Telecommunications, Inc., a Delaware corporation ("STAR"), for use at the 1999 Annual Meeting of Stockholders to be held on Tuesday, July 20, 1999 at 10:00 a.m., local time, at the Four Seasons Biltmore Hotel, 1260 Channel Drive, Montecito, California, and any adjournment or postponement of such meeting. This proxy statement and the form of proxy for the 1999 Annual Meeting were first mailed or delivered to STAR stockholders on or about June 23, 1999.

MATTERS TO BE CONSIDERED

     The 1999 annual meeting has been called:

         (1) to elect our Class II directors who will hold office until the 2002 annual meeting of stockholders and until their successors are elected and qualified;

         (2) to consider and vote upon a proposal to ratify the appointment of Arthur Andersen LLP as our independent public accountants for the fiscal year ending December 31, 1999; and

         (3) to transact such other business that may properly come before the meeting or any adjournment or postponement of such meeting.

RECORD DATE AND VOTING

     Our board has fixed the close of business on June 18, 1999 as the record date for the determination of stockholders entitled to vote at our annual meeting and any adjournment or postponement of such meeting. As of the Record Date, there were 58,541,703 outstanding shares of common stock, par value $.001 per share.

QUORUM AND VOTING REQUIREMENTS

     The stockholders holding a majority of the outstanding shares of common stock as of the record date and entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. Under Delaware law, abstentions and broker non-votes are counted when determining the presence or absence of a quorum for the transaction of business. Each stockholder is entitled to one vote on each matter, for each share of common stock held. With regard to the election of directors, the nominees who receive the greatest number of votes at the annual meeting will be elected to the board. Stockholders are not entitled to cumulate votes. Votes against a candidate, votes withheld and abstentions have no legal effect in the election of directors. In matters other than the election of directors, abstentions will have the same effect as a vote against the proposals presented to stockholders, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

     All proxies that are properly completed, signed and returned prior to the annual meeting will be voted. If you specify how your proxy is to be voted on any of the proposals where you are presented with a choice, we will vote the proxy as you have specified. If you do not specify how your proxy should be voted for any proposal we will vote your proxy in accordance with the following recommendations of the board:

         (1)  FOR the board's three nominees to serve as Class II directors;

         (2) FOR the selection of Arthur Andersen LLP as our independent public accountants for the fiscal year ending December 31, 1999; and

         (3) in the board's discretion, upon such other business as may properly come before the meeting.

     You may revoke your proxy at any time before it is exercised, by filing an instrument revoking the proxy with our Secretary, by delivering a duly executed proxy bearing a later date or by attending the annual meeting and voting your shares in person.

     We will solicit proxies for the annual meeting by mail directly and through brokerage and banking institutions. We will pay all expenses in connection with the solicitation of proxies. In addition to solicitation by mail, proxies may be solicited by our directors, officers and regular employees personally or by telephone. We do not expect to pay any fees or compensation for the solicitation of proxies (other than to U.S. Stock Transfer Corporation, our transfer agent and registrar, in connection with its services in sending proxy materials, obtaining proxies and attending the annual meeting), but we may reimburse brokers and other persons holding shares of common stock in their names, or in the names of nominees, for their expenses in sending proxy materials to the beneficial owners of such shares and obtaining their proxies.

     YOU ARE URGED TO COMPLETE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY
CARD.


                       PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Class II directors will be elected at the annual meeting to serve until the annual meeting of stockholders to be held in 2002 and until their respective successors have been elected and qualified. In the absence of instructions to the contrary, proxies will be voted in favor of the election of the board's three nominees to serve as Class II directors. If any of the nominees should become unavailable to serve, proxy votes will be cast for a substitute nominee as may be nominated by the board. We have no present knowledge that any of the persons named to serve as a director will be unavailable to serve.

     No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship to any other nominee or to any executive officer of STAR.

                                    DIRECTORS

INFORMATION CONCERNING INCUMBENT DIRECTORS

     We have set forth below information concerning the incumbent directors. Three of our incumbent directors, Mary A. Casey, Mark Gershien and Samer Tawfik, are also nominees for election as Class II directors. Each nominee has consented to being named in this proxy statement as a nominee for director and has agreed to serve as a Class II director, if elected at the annual meeting.

NAME                                 AGE      POSITION
----                                 ---      --------
Christopher E. Edgecomb(1)........   40       Chief Executive Officer,
                                              Chairman of the Board and Director
Mary A. Casey(1)(2)...............   37       President, Secretary and Director
Mark Gershien.....................   47       Director
Gordon Hutchins, Jr.(3)...........   50       Director
John R. Snedegar(2)(3)............   50       Director
Arunas A. Chesonis................   37       Director
Samer Tawfik......................   33       Director

-------------------
(1) Member of Non-Executive Stock Option Committee
(2) Member of Audit Committee
(3) Member of Compensation Committee

     CHRISTOPHER E. EDGECOMB co-founded STAR in September 1993, served as President until January 1996 and has served as Chief Executive Officer and Chairman of the Board since January 1996. Mr. Edgecomb has been a director since STAR's inception. Before he joined STAR, Mr. Edgecomb was a founder and the Executive Vice President of West Coast Telecommunications ("WCT"), a nation-wide long distance carrier, from August 1989 to December 1994. Before founding WCT, Mr. Edgecomb was President of Telco Planning, a telecommunications consulting firm, from January 1986 to July 1989. Prior to that time, Mr. Edgecomb held senior level sales and marketing positions with TMC Communications, American Network and Bay Area Teleport.

     MARY A. CASEY is one of our co-founders and has been a director and Secretary of STAR since September 1993. She has served as President of STAR since January 1996. Prior to that time, Ms. Casey was Director of Customer Service at WCT from December 1991 to June 1993, and served as Director of Operator Services at Call America, a long distance telecommunications company, from May 1988 to December 1991.

     MARK GERSHIEN has served as a director of STAR since March 1998. Mr. Gershien is presently a consultant with Level 3 Communications, a
telecommunications and information services company.   From January 1998 to
April 1999, he was the Senior Vice President of Sales and Marketing for Level
3. Prior to that time, Mr. Gershien was the Senior Vice President of National Accounts for WorldCom, Inc., an international telecommunications company, and President and Chief Executive Officer of MFS Telecom, a division of MFS Communications, Inc. before its merger with WorldCom, Inc.

     GORDON HUTCHINS, JR. has served as a director of STAR since January 1996. Mr. Hutchins has been President of GH Associates, a telecommunications consulting firm, since July 1989. Prior to founding GH Associates, Mr. Hutchins served as President and Chief Executive Officer of ICC Telecommunications, a competitive access provider, and held senior management positions with several other companies in the telecommunications industry.

     JOHN R. SNEDEGAR has served as a director of STAR since January 1996. Mr. Snedegar is currently the President and Chief Executive Officer of Micro General Corporation. He served as President of AS Telecommunications, Inc., formerly known as United Digital Network, Inc. ("ALLSTAR"), from June 1990 to April 1999. From June 1980 to February 1992, Mr. Snedegar was the President and CEO of AmeriTel Management, Inc., a provider of long distance telecommunications and management services. Mr. Snedegar is also a director for StarBase Corporation, a software development company, Micro General Corporation, a full service communications service provider, TeleHub Communications Corporation, a long-distance technology company and Techwave Inc., an electronic commerce software company. Mr. Snedegar also serves as President of Kendall Venture Funding, Ltd., a reporting company in Alberta, Canada.

     ARUNAS A. CHESONIS has served as a director of STAR since May 1998. Mr. Chesonis is presently the Chairman and Chief Executive Officer of PaeTec Communications, Inc., a local exchange carrier located in Fairfield, New York. From May 1987 to April 1998, Mr. Chesonis served in various executive positions with ACC Corp. and its subsidiaries, including most recently President of ACC Corp. and President and Chief Operating Officer of ACC Global Corp.

     SAMER TAWFIK has served as a director of STAR since February 1999. Mr. Tawfik founded PT-1 Communications, Inc. ("PT-1") in April 1995 and served as Chief Executive Officer of PT-1 from April 1995 until February 1999. Mr. Tawfik is currently President of PT-1. From 1984 to 1994, Mr. Tawfik was the principal owner and manager of three amusement companies.

BOARD COMPOSITION

     The terms of office of our board of directors are divided into three classes: (1) Class I, whose term will expire at the 2001 annual meeting of stockholders; (2) Class II, whose term will expire at the 1999 annual meeting of stockholders; and (3) Class III, whose term will expire at the 2000 annual meeting of stockholders. The Class I directors are Gordon Hutchins, Jr. and John R. Snedegar, the Class II directors are Mark Gershien, Mary A. Casey and Samer Tawfik, and the Class III directors are Christopher E. Edgecomb and Arunas A. Chesonis. As the term of each class of directors ends, the stockholders will elect the new directors at the annual meeting of stockholders. Each newly elected director will serve for a three year term. Because a class of directors is elected every three years, it may be difficult, or even impossible, for a change in control or a change in management to occur.

     The board of directors elects and has the authority to fire each of our officers. Each of our officers and directors, other than nonemployee directors, generally works full time for STAR. Our nonemployee directors devote as much time to our affairs as is necessary to fulfill their duties. There are no family relationships among any of our directors and officers.

BOARD MEETINGS AND REMUNERATION

     Our board held ten meetings during 1998 and took various actions by unanimous written consent. Each director attended at least 75% of the aggregate of the total number of board meetings held in 1998 that he or she was required to attend. Each director also attended the total number of committee meetings that he or she was required to attend while a member of such committee. Our board has an audit committee composed of Mary A. Casey and John R. Snedegar. The audit committee discusses matters relating to our financial operations with our independent public accountants and reviews accounting and operational issues with the Chief Financial Officer and some of our other relevant executive officers. The audit committee did not meet in 1998. Our board also has a compensation committee, composed of Messrs. Snedegar and Hutchins, which held one meeting during 1998, and a non-executive stock option committee, composed of Christopher E. Edgecomb and Ms. Casey, which held 16 meetings in 1998. Our board's pricing committee, formed in connection with the secondary public offering of STAR's common stock in April 1998 and composed of Ms. Casey and John R. Snedeger, held one meeting in 1998.

     We compensate our non-employee directors $2,000 for each board meeting they attend in person and $1,000 for each telephonic board meeting. We reimburse each non-employee director for out-of-pocket expenses incurred in attending meetings. In 1998, we granted stock options to buy 20,250 shares of common stock to each of Messrs. Hutchins, Snedegar and Gershien and stock options to buy 20,000 shares of common stock to Mr. Chesonis.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee of the board of directors was formed in May 1996, and, in 1998, the members of the compensation committee were Gordon Hutchins, Jr. and John R. Snedegar. None of the members of the compensation committee has been an officer or employee of STAR. A non-executive compensation committee of the board of directors was formed in 1997, and the members are Christopher E. Edgecomb and Mary A. Casey. In 1998, no member of the compensation committee or the non-executive compensation committee served as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors, compensation committee or non-executive compensation committee.

                          COMPENSATION COMMITTEE REPORT

     The compensation committee recommends general compensation policies to the board, oversees our compensation plans, establishes the compensation levels for Christopher E. Edgecomb, our Chief Executive Officer and Chairman of the Board, and Mary A. Casey, our President, and advises the board on the compensation policies for our other executive officers.

     The following is the compensation committee's report submitted to the board addressing the compensation of our executive officers for the year ended December 31, 1998.

COMPENSATION POLICY

     The goal of our executive compensation policy is to provide a strong and direct link among stockholder values, company performance, and executive compensation through sound compensation programs that will attract and retain highly qualified personnel. We design our compensation programs to complement STAR's short- and long-term business objectives and to focus executive efforts on achieving these objectives. We also design our executive compensation policy to establish an appropriate relationship between executive pay and our annual performance, long-term growth objectives and our ability to attract and retain qualified executive officers. We base our executive compensation policy on the belief that the interests of our executives should be closely aligned with the interests of our stockholders. We have attempted to achieve these goals by integrating competitive annual base salaries with stock options issued under our 1997 Omnibus Stock Incentive Plan. We believe that cash compensation in the form of salary provides our executives with short-term rewards for success in operations, and that long-term compensation through existing stock ownership and/or the award of stock options provides our executives with a stake in the long-term performance and success of STAR. In the early stages of our growth in 1996 and 1997, we determined that it would be more appropriate to align the compensation of our executive officers with that received by executives at comparable entrepreneurial growth companies instead of with executive compensation at international telecommunications companies.

BASE SALARY

     When we established the base salary level for our executive officers, we reviewed the salaries of executive officers with comparable responsibilities, employed by similar entrepreneurial growth companies. As a result, the compensation of our executive officers in 1998 was generally less than that of executive officers in comparable positions employed by international telecommunications companies. In addition, the annual bonuses paid to our executive officers were insignificant. We also considered the executive officer's performance in the prior year when considering base salary levels.

STOCK OPTIONS

     We believe that stock option grants are a desirable long-term compensation method because they directly link the financial interests of management with those of the stockholders, which results in long-term corporate financial success. In 1998 we granted stock options under our Omnibus Plan to Kelly D. Enos, STAR's Chief Financial Officer, Treasurer and Assistant Secretary, to James E. Kolsrud, STAR's Executive Vice President-- Operations and Engineering, to David Vaun Crumly, STAR's Executive Vice President--Sales and Marketing, and to other employees. Mr. Edgecomb and Ms. Casey already own a significant amount of STAR's common stock and they did not receive the grant of any options. The vesting provisions of options granted under the Omnibus Plan are designed to encourage long-term employment and generally extend over a four-year period.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The compensation committee believes that Mr. Edgecomb provides STAR with extremely valuable services, and that his compensation should be competitive with the salaries of executives at comparable entrepreneurial growth companies. The compensation committee also believes that Mr. Edgecomb has a significant incentive to improve STAR's performance because he owns approximately 21.8% of STAR's common stock and, as a result, value is increased for all stockholders. The compensation committee determined that Mr. Edgecomb's 1998 base salary of $360,000 was comparable to chief executive salaries of a peer group of entrepreneurial growth companies. Mr. Edgecomb's salary for 1998 was based on STAR's overall performance and accomplishments in 1997, Mr. Edgecomb's efforts and contributions as Chairman of the Board and Chief Executive Officer, and the efforts and contributions by the other executives under Mr. Edgecomb's leadership. Mr. Edgecomb did not receive an annual bonus during 1998.

INTERNAL REVENUE CODE SECTION 162(m)

     Under Section 162 of the Code, we are limited to corporate tax deductions of $1,000,000 annually for executive compensation. The compensation committee's current policy is to maximize, to the extent possible, our ability to obtain a corporate tax deduction for compensation paid to our executive officers to the extent consistent with the best interests of STAR and its stockholders.

                                                        COMPENSATION COMMITTEE
                                                           John R. Snedegar
                                                          Gordon Hutchins, Jr.

COMPANY PERFORMANCE

                             STOCK PERFORMANCE GRAPH

     The following graph compares the total return on STAR's common stock with the cumulative total return on the Nasdaq Market Index--U.S. companies, a broad market index, and the Nasdaq Telecommunications Index, an industry index, for the period from June 12, 1997, the date upon which STAR's common stock was registered pursuant to Section 12 of the Securities Exchange Act of 1934, through December 31, 1998. The graph plots on a quarterly basis the investment of $100 on June 12, 1997, and the reinvestment of dividends, if any, in STAR's common stock, the Nasdaq Market Index and the Nasdaq Telecommunications Index. The performance of our common stock reflected in this comparison is not necessarily indicative of future performance.


                                                NASDAQ
                                           TELECOMMUNICATIONS
               STAR TEL      NASDAQ M           INDEX
               --------      --------      ------------------
 6/12/97       $100.00       $100.00            $100.00
 6/30/97       $110.40       $102.25            $100.74
 9/30/97       $184.01       $119.30            $117.14
12/31/97       $223.68       $112.51            $123.05
 3/31/98       $296.82       $129.85            $149.70
 6/30/98       $279.29       $132.64            $156.04
 9/30/98       $234.59       $122.25            $144.08
12/31/98       $233.08       $152.00            $181.87

                   ASSUMES $100 INVESTED ON JUNE 12, 1997
                        ASSUMES DIVIDENDS REINVESTED

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

     The board's nominees to serve as Class II directors must receive more votes than any other nominees for Class II directors at the 1999 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITS NOMINEES TO SERVE AS CLASS II DIRECTORS.

                        PROPOSAL 2 -- RATIFICATION OF THE APPOINTMENT OF
                      ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS

     We have appointed Arthur Andersen LLP to continue as our independent public accountants and to audit our books of account and other records for the fiscal year ending December 31, 1999. We have been advised that Arthur Andersen LLP is independent with respect to STAR as defined in the Securities Act of 1933, and the applicable published rules and regulations. A representative of Arthur Andersen LLP will be available at the 1999 Annual Meeting to respond to appropriate questions related to the audit of STAR's financial statements. If the stockholders do not ratify the selection of Arthur Andersen LLP, if Arthur Andersen LLP declines to act or otherwise becomes incapable of acting, or if its employment is discontinued, STAR will appoint independent public accountants for the year ending December 31, 1999.
 The board will vote the proxies it has solicited in favor of ratification unless stockholders specify otherwise.

VOTE REQUIRED AND RECOMMENDATION OF BOARD

     The approval of Arthur Andersen LLP as our independent public accountants requires the affirmative vote of a majority of the shares of STAR common stock present or represented and entitled to vote at the 1999 Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF ARTHUR ANDERSEN LLP AS STAR'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows the beneficial ownership as of June 18, 1999 of our common stock by (1) each person whom we know beneficially owns more than five percent of our common stock, (2) our directors, (3) our executive officers, and (4) all current executive officers and directors as a group.

     We have included shares that a person could acquire through options within 60 days from June 18, 1999 in calculating the number and percentage of shares beneficially owned by that particular person but have not included these shares when calculating the percentage of shares beneficially owned by any other stockholder. The percentage of shares beneficially owned by each stockholder is based on 58,541,703 shares of our common stock outstanding on June 18, 1999.

     To our knowledge the persons named in the table have sole voting and investment power as to all shares of our common stock that they own. Exceptions may exist under applicable community property laws or as we have indicated in the footnotes. The address for each listed director and executive officer is c/o STAR Telecommunications, Inc., 223 East De La Guerra Street, Santa Barbara, California 93101.

                                                                       SHARES BENEFICIALLY OWNED
                                                                       -------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                                   NUMBER            PERCENT
------------------------------------                                   ------            -------
West Highland Capital(1)                                             7,737,660            13.2%
Gordon Hutchins, Jr.(2)                                                188,600              *
John R. Snedegar(3)                                                     10,250              *
Mark Gershien(3)                                                        10,250              *
Arunas A. Chesonis                                                          --             --
Christopher E. Edgecomb(4)                                          12,746,907           21.8%
Mary A. Casey                                                        1,596,613            2.7%
David Vaun Crumly(5)                                                   891,441            1.5%
James E. Kolsrud(6)                                                    174,047             *
Kelly D. Enos(7)                                                       214,362             *
Samer Tawfik                                                         9,138,711           15.6%
All directors and executive officers as a group (10 persons)(8)     24,901,181           42.5%

-------------------
 * Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1) West Highland Capital, Inc. reported in its Schedule 13G filed with the SEC on February 11, 1999 that 2,079,500 shares of common stock are held by West Highland Capital, Inc., 1,789,330 shares of common stock are held by Estero Partners, LLC, 2,079,500 shares of common stock are held by Lang H. Gerhard, 1,539,790 shares of common stock are held by West Highland Partners, L.P., and 249,540 shares of common stock are held by Buttonwood Partners, L.P.

(2) Represents options for 188,600 shares of common stock.

(3) Represents options for 10,250 shares of common stock.

(4) Mr. Edgecomb disclaims beneficial ownership of 4,100 shares of common stock.

(5) Includes options for 153,775 shares of common stock.

(6)Includes 20,497 shares of common stock held in joint tenancy and options for 52,300 shares of common stock.

(7)Includes options for 117,642 shares of common stock.

(8)Includes options for 532,742 shares of common stock.


                       EXECUTIVE OFFICERS, COMPENSATION
                           AND OTHER INFORMATION

EXECUTIVE OFFICERS

      The following is a list of our officers, their positions and their ages as of June 23, 1999.

         NAME              AGE                            POSITION
-----------------------    ---     ---------------------------------------------------------
Christopher E. Edgecomb     40     Chief Executive Officer and Chairman of the Board
Mary A. Casey               37     President and Secretary
David Vaun Crumly           35     Executive Vice President--Sales and Marketing
James E. Kolsrud            54     Executive Vice President--Operations and Engineering
Kelly D. Enos               40     Chief Financial Officer, Treasurer and Assistant Secretary

     For biographies of Mr. Edgecomb and Ms. Casey, see "Information Concerning Incumbent Directors."

     DAVID VAUN CRUMLY has served as Executive Vice President--Sales and Marketing of STAR since January 1996. Prior to that time, Mr. Crumly served as a consultant to STAR from November 1995 to January 1996, was Vice President of Carrier Sales of Digital Network, Inc. from June 1995 to November 1995 and was Director of Carrier Sales of WCT from June 1992 to June 1995. Prior to joining WCT, Mr. Crumly served in various sales and marketing capacities with Metromedia, a long-distance company, from September 1990 to June 1992 and with Claydesta, a long-distance company, from May 1987 to September 1989.

     JAMES E. KOLSRUD has served as Executive Vice President--Operations and Engineering of STAR since September 1996. Prior to joining STAR, Mr. Kolsrud was an international telecommunications consultant from March 1995 to September 1996. Prior to that time, he was a Vice President, Corporate Engineering and Administration of IDB Communications Group, Inc., an international communications company, from October 1989 to March 1995, and prior to that time, he was President of the International Division of IDB.

     KELLY D. ENOS has served as Chief Financial Officer of STAR since December 1996 and as Treasurer and Assistant Secretary since April 1997. Prior to joining STAR, Ms. Enos was an independent consultant in the merchant banking field from February 1996 to November 1996 and a Vice President of Fortune Financial, a merchant banking firm, from April 1995 to January 1996. Ms. Enos served as a Vice President of Oppenheimer & Co., Inc., an investment bank, from July 1994 to March 1995 and a Vice President of Sutro & Co., an investment bank, from January 1991 to June 1994.

     Our executive officers are elected by and serve at the discretion of the board. There is no arrangement between any executive officer and any other person or persons pursuant to which any executive officer was or is to be selected as an executive officer.

EXECUTIVE COMPENSATION

     The following table describes the compensation earned by our Chief Executive Officer and four other executive officers who earned, or would have earned, salaries and bonuses greater than $100,000 for each of the fiscal years in the three-year period ending December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                         ------------
                                                                          SECURITIES
                                     FISCAL                               UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR      SALARY($)     BONUS($)     OPTIONS(#)      COMPENSATION($)
---------------------------          ------     ---------     --------   -------------     ---------------
Christopher E. Edgecomb               1998       360,000          --             --                --
 Chief Executive Officer and          1997       360,000          --             --              3,202(1)
 Chairman of the Board                1996       360,000          --             --              9,223(1)

Mary A. Casey                         1998       240,000          --             --             10,413(2)
 President and Secretary              1997       217,500          --             --             13,615(2)
                                      1996       156,042          --             --             15,028(3)

David Vaun Crumly                     1998       351,005          --          4,200              7,000(2)
 Executive Vice President--           1997       380,779         253             --              6,202(3)
 Sales and Marketing                  1996       298,002       1,014        410,000              3,202(3)

James E. Kolsrud                      1998       200,833         354          4,200              9,600(2)
 Executive Vice President--           1997       177,083       1,014             --              5,528(5)
 Operations and Engineering           1996        25,000          --        205,000                 --

Kelly D. Enos(6)                      1998       160,833         259          4,200                 --
 Chief Financial Officer and          1997       150,000       1,014         20,500             25,924(7)
 Treasurer                            1996        12,500          --         153,750                --

-------------------
(1) Consists of life and health insurance premiums that we have paid.

(2) Consists of a car allowance that we have paid.

(3) Consists of life and health insurance premiums and a car allowance that we have paid.

(4) Includes $231,005 of sales commissions.

(5) Consists of health insurance premiums that we have paid.

(6) Ms. Enos joined us in December 1996.

(7) Consists of a moving allowance of $22,721 and life and health insurance premiums that we have paid.

     The following table contains information concerning stock option grants that we made to each of the officers named below during the year ended December 31, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL REALIZABLE
                                                                                                 VALUE OF ASSUMED
                            NUMBER OF       PERCENT OF                                        ANNUAL RATES OF STOCK
                           SECURITIES      TOTAL OPTIONS      EXERCISE                         PRICE APPRECIATION
                            UNDERLYING       GRANTED TO         PRICE                          FOR OPTION TERM (1)
                             OPTIONS        EMPLOYEES IN      PER SHARE      EXPIRATION        -------------------
         NAME               GRANTED(#)       FISCAL YEAR        ($/SH)          DATE           5%($)        10%($)
----------------------     -----------     -------------      ---------      ----------        -----        ------
David Vaun Crumly            4,100(2)           0.40%           $16.31         2/1/08         $42,054      $106,575
                               100(4)           0.01%           $27.00         5/1/08         $ 1,698      $  4,303

James E. Kolsrud             4,100(2)           0.40%           $16.31         2/1/08         $42,054      $106,575
                               100(4)           0.01%           $27.00         5/1/08         $ 1,698      $  4,303

Kelly D. Enos                4,100(3)           0.40%           $16.31         2/18/08        $42,054      $106,575
                               100(4)           0.01%           $27.00         5/1/08         $ 1,698      $  4,303

-------------------

(1) The SEC rules require us to assume 5% and 10% annual rates of compounded stock price appreciation. We cannot guarantee to any executive officer or any other holder of our securities that the stock price over the 10-year option term will increase at a rate of 5% or 10% or at any other rate. Unless the market price of our common stock increases over the option term, no value will be realized from the option grants the executive officer has received.

(2) The option can be exercised in four equal annual installments on February 1, 1999, 2000, 2001 and 2002, respectively.

(3) The option can be exercised in four equal annual installments on February 18, 1999, 2000, 2001 and 2002.

(4) The option can be exercised in four equal annual installments on May 1, 1999, 2000, 2001 and 2002.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF               VALUE OF UNEXERCISED
                        SHARES                              UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                      ACQUIRED ON       (#) VALUE               AT FY-END (#)                AT FY-END ($)
      NAME             EXERCISE         REALIZED($)       EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
------------------    -----------       -----------       -------------------------    -------------------------
David Vaun Crumly       136,666         $3,580,239              17,084/14,450               $183,268/$109,956
James E. Kolsrud         51,250         $  717,500             51,250/106,700               $419,609/$839,218
Kelly D. Enos                --                 --              82,001/96,449               $656,879/$711,777

     There were no stock appreciation rights exercised during 1998 or outstanding at the end of that year.

1997 OMNIBUS STOCK INCENTIVE PLAN

     The board of directors adopted the 1997 Omnibus Stock Incentive Plan on January 30, 1997 as the successor to our 1996 Supplemental Option Plan. We have issued and set aside for issuance a total of 4,075,000 shares under the Omnibus Plan, which is made of (1) the 2,050,000 shares that were available for issuance under the Supplemental Plan, plus (2) an increase of 2,025,000 shares. As of May 31, 1999, we had issued 317,053 shares under the Supplemental and Omnibus Plans, options for about 3,290,883 shares were outstanding (607,088 of which were granted under the Supplemental Plan) and approximately 467,064 shares remained available for future grants. If options granted under the Supplemental Plan, or other plans, expire before they are exercised, the shares of common stock set aside for those options can be issued in the future under the Omnibus Plan. If stock appreciation rights and stock units are settled under the Omnibus Plan, the number of shares actually issued in settling the rights and units will reduce the number of shares available for future issuance under the plan.

     Under the Omnibus Plan, we may grant employees, outside directors and consultants options to purchase shares of common stock, stock appreciation rights, restricted shares and stock units. The options may be incentive stock options designed to comply with Section 422 of the Internal Revenue Code or nonstatutory stock options which do not meet the requirements of
Section 422. We may also award stock appreciation rights in combination with options, restricted shares or stock units. Such an award may provide that the stock appreciation rights cannot be exercised unless the related options, restricted shares or stock units are forfeited.

     The board, the compensation committee or, with respect to option grants to non-executive employees, the non-executive stock option committee administers the Omnibus Plan. The administrator has the ability to decide
(1) which qualifying individuals will receive awards, (2) the award type, (3) the number of shares that will be awarded, (4) vesting requirements, (5) other features and conditions of the award, (6) all interpretations relating to the Omnibus Plan, and (7) all other decisions relating to the operation of the Omnibus Plan.

     Option holders can pay the exercise price for options granted under the Omnibus Plan in cash or in outstanding shares of common stock. Option holders can exercise options without cash through a pledge of shares to a broker or by the issuance of a promissory note. The payment for the award of newly issued restricted shares will be made in cash. If we grant an award of stock appreciation rights, stock units or restricted shares from our treasury, a cash payment is not required.

     The administrator of the Omnibus Plan has the ability to change, extend or acquire outstanding options and stock appreciation rights or to accept the cancellation of outstanding options and stock appreciation rights in return for the grant of new options or stock appreciation rights for the same or a different number of shares and at the same or a different exercise price.

     The board can decide that an outside director can choose to receive his or her annual retainer payments and meeting fees from us in the form of cash, options, restricted shares, stock units or a combination of those choices.

The board will decide how to determine the number and terms of the options, restricted shares or stock units that the outside directors will receive in place of annual retainers and meeting fees.

     The administrator may decide that if a change in control occurs, an option or stock appreciation right can be exercised in an amount representing all of the shares available for the option or stock appreciation right. A change in control includes a merger or consolidation, some types of changes in the composition of the board and the acquisition of 50% or more of the combined voting power of our outstanding stock. If a merger or other reorganization occurs, outstanding options, stock appreciation rights, restricted shares and stock units will be governed by the agreement of merger or reorganization entered into at that time. Under the agreement of merger or reorganization, the remaining options, stock appreciation rights, restricted shares and stock units may be absorbed by the surviving corporation or its parent, retained by us if we are the surviving corporation, required to vest early or expire early or purchased from the holder for cash.

     The board may amend or terminate the Omnibus Plan at any time. Applicable laws may require that stockholders approve amendments to the Omnibus Plan. The Omnibus Plan is set to terminate on January 22, 2007, unless terminated by the board before that date.

1996 OUTSIDE DIRECTOR NONSTATUTORY STOCK OPTION PLAN

     The board of directors ratified and approved the 1996 Outside Director Nonstatutory Stock Option Plan as of May 14, 1996. We have issued and reserved for issuance an aggregate of 410,000 shares of our common stock under the Outside Director Plan. As of May 31, 1999, 82,000 shares had been issued under the Outside Director Plan, options for 71,500 shares were outstanding and 256,500 shares remained available for future grant. If an outstanding option expires or terminates before it is exercised, then the shares subject to the option will be available for issuance under the Outside Director Plan.

     Under the Outside Director Plan, STAR's outside directors may receive options to purchase shares of common stock. The options will not qualify for special tax treatment under Section 422 of the Internal Revenue Code. The board or the compensation committee administers the Outside Director Plan. The administrator can decide which eligible directors will receive options, the number of shares available for each option, vesting requirements and any other terms and conditions of the options.

     The exercise price for options granted under the Outside Director Plan will be at least 85% of the fair market value of our common stock on the date the option is granted. The exercise price for options granted to a director holding more than 10% of our outstanding common stock will be 110% of the fair market value of our common stock on the date the option is granted. Option holders may pay the exercise price for options granted in cash, check, shares of common stock or without cash through a pledge of shares to a broker.

     The administrator can change, extend or renew outstanding options or accept the return of options in exchange for the grant of new options. Before the administrator can complete any of these acts, he or she must receive the consent of the option holder who is affected.

     If a change in control occurs, the board may accelerate the exercisability of outstanding options and provide an exercise period for exercising the options. The board can also terminate any outstanding options that were required to be exercised early during the exercise period, but were not exercised at all. If we merge into another corporation and holders of our common stock receive cash for their shares, the board may settle the option by paying the option holder the difference between the exercise price and the price paid to the holders of our common stock in the merger.

     The board may change or end the Outside Director Plan at any time. The Outside Director Plan will terminate on May 14, 2006, if the board does not terminate it sooner.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

     We have an employment agreement with Mary A. Casey, under which Ms. Casey serves as President of STAR and receives an annual salary of $20,000 per month, which may be adjusted to reflect increases in the Consumer Price Index. Ms. Casey was entitled to purchase 1,677,273 shares of common stock, and is eligible to receive a discretionary bonus, as determined by the Chief Executive Officer and the board of directors. Under the agreement, Ms. Casey will receive a severance payment of $7,000 per month for the first six months if she is terminated, and an additional payment of $7,000 per month for the next six months, minus any amounts she earns from other employment during that period. In addition, the agreement provides that if Ms. Casey's employment is terminated without cause within four months after a sale transaction, she will continue to receive the compensation provided in the agreement until the expiration of the agreement on December 31, 2000, instead of the severance payments described above. A sale transaction is an acquisition of more than 75% of our voting securities, through a tender offer or exchange offer approved in advance by our board of directors.

     In January 1996, we entered into an employment agreement with David Vaun Crumly pursuant to which Mr. Crumly became Executive Vice President of STAR. The agreement provides for an annual salary of $10,000 per month with an annual increase, plus incentive bonuses tied to gross revenues. The agreement also provides for a commission on certain of our accounts and an option to purchase 369,000 shares of common stock at an exercise price of $0.73 per share. In addition, in the event of a sale transaction, Mr. Crumly will receive a bonus payment equal to $1,500,000 or a percentage of the monthly gross sales of accounts from customers introduced to us by Mr. Crumly, whichever amount is less. If his employment is terminated without cause within four months after a sale transaction, Mr. Crumly is entitled to receive the compensation provided in his agreement, minus any compensation earned by other employment, until the expiration of the agreement on December 31, 2000.

     In December 1996, we entered into an employment agreement with Kelly D. Enos, under which Ms. Enos became Chief Financial Officer of STAR. The agreement provides for an annual salary of $150,000, which we have increased to $160,000, and an option to purchase 153,750 shares of common stock at an exercise price of $4.00 per share. Under the agreement Ms. Enos will receive a severance payment equal to the compensation which she would have received under the remaining term of the agreement if she terminates the agreement as a result of a material default on our part or if she is terminated without cause within four months after a sale transaction.

     In September 1996, we entered into an employment agreement with James E. Kolsrud, under which Mr. Kolsrud became Executive Vice President--Operations and Engineering of STAR. Under the agreement, Mr. Kolsrud receives a monthly salary of $16,667, and he received an option to purchase 205,000 shares of common stock at a price of $4.00 per share. The agreement also provides for reimbursement of reasonable out-of-pocket expenses incurred in connection with STAR business and fringe benefits accorded to STAR executives, as determined by the board. If Mr. Kolsrud is terminated, he will receive compensation accrued and payable to him as of the date of his termination or death. All other payments under the agreement will cease. If he is terminated in certain circumstances within four months after a sale transaction, Mr. Kolsrud will continue to be compensated under the agreement until the expiration of the agreement on December 31, 2000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH OUR OUTSIDE DIRECTORS

     Prior to our acquisition of ALLSTAR on March 24, 1999, we provided services to Digital Network, Inc., a wholly owned subsidiary of ALLSTAR. John R. Snedegar, a director, was a director and President of ALLSTAR. For the year ended December 31, 1998, the amount of services we provided to ALLSTAR equaled approximately $5.5 million.

     On November 19, 1997, we entered into an agreement to acquire ALLSTAR. At that time, Mr. Snedegar beneficially owned 11.2% and Mr. Edgecomb beneficially owned 2% of the outstanding common stock of ALLSTAR. We loaned $4.5 million to ALLSTAR at market rates of interest prior to the time we acquired the company.

     GH Associates, an affiliate of Gordon Hutchins, Jr., a director, provides consulting services to us. For the year ended December 31, 1998 and the three months ended March 31, 1999, we paid approximately $71,000 and $17,381 to GH Associates for general business consulting services relating to the telecommunications industry and other tasks requested by our Chief Executive Officer, President and board of directors.

     During 1998, we invested $5.1 million in the common stock of PaeTec Communications, Inc., a competitive local exchange carrier, we owned approximately 19% of PaeTec's equity outstanding at March 31, 1999. Arunas
A. Chesonis, a director, is the majority shareholder and the Chief Executive Officer of PaeTec.

     During 1998, we granted our non-employee directors nonstatutory stock options under the Outside Director Plan.

TRANSACTIONS WITH OUR EXECUTIVE OFFICERS

     We granted incentive stock options to purchase 4,100 shares of our common stock at an exercise price of $16.31 to each of Kelly D. Enos, David Vaun Crumly and James E. Kolsrud in February 1998, and incentive stock options to each of these executive officers to purchase 100 shares of our common stock at an exercise price of $27.00 in May 1998.

     Mr. Kolsrud owns a 21.6% interest in InterPacket Group, Inc. We have direct termination arrangements with InterPacket for certain countries in Central and South America. During 1998 and the three months ended March 31, 1999, we purchased satellite transmission equipment and services from InterPacket for approximately $10.0 million and $1.6 million.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our amended and restated certificate of incorporation limits the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, within the limits of the Delaware General Corporation Law. The limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances where indemnification is discretionary under Delaware law. We have also entered into or will enter into indemnification agreements with our officers and directors containing provisions that may require us to indemnify our officers and directors against certain liabilities that may arise because of their position or service with us. These agreements will not cover liabilities arising from willful misconduct on the part of the director or officer. We have also agreed to advance their expenses from any proceeding against them that qualifies for indemnification, and to obtain directors' and officers' insurance if available on reasonable terms.

     We believe that all of the above agreements were made on favorable terms and the fact that we were dealing with affiliated parties had no impact on our negotiations. All future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors on the board. We will continue to negotiate terms that are fair to us and not influenced by our affiliates.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our executive officers, directors and beneficial owners of more than 10% of our common stock to file reports of ownership and changes in ownership of STAR common stock with the Securities and Exchange Commission and to furnish us with copies of all
Section 16(a) forms they file. We became subject to Section 16 at the time that we registered our common stock under the Exchange Act effective June 12, 1997. Based solely on our review of copies of the Section 16 filings that we have received, or written representations from certain reporting persons that no reports on Form 5 were required for those persons, we believe that our executive officers, directors and beneficial owners of more than 10% of our common stock complied with all applicable Section 16 filing requirements during fiscal 1998.

                                 OTHER BUSINESS

     We are not aware of any other business to be presented at the 1999 Annual Meeting. We will vote all shares represented by proxies in favor of the proposals described herein unless otherwise indicated on the form of the proxy. If any other matters are properly brought before the meeting, proxy holders will vote at that time according to their best judgment.

                        SUBMISSION OF STOCKHOLDER PROPOSALS

     If you wish to present a proposal for action at the 2000 annual meeting of stockholders and have it set forth in the corresponding proxy statement and identified in the corresponding form of proxy prepared by management, you must notify us no later than January 31, 2000 in the form required under the rules and regulations promulgated by the Commission.

                                  ANNUAL REPORTS

     We are mailing each stockholder of record copies of our (1) Annual Report to Stockholders for the year ended December 31, 1998 and (2) Annual Report on Form 10-K for the fiscal year ended December 31, 1998 together with this proxy statement. Such reports are not to be considered proxy soliciting material.

                                       By Order of the Board of Directors

                                       /s/ MARY A. CASEY
                                       -----------------
                                       Mary A. Casey
                                       SECRETARY

Santa Barbara, California
June 23, 1999

          STAR TELECOMMUNICATIONS, INC. ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 20, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned stockholder of STAR Telecommunications, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated June 23, 1999, and hereby appoints Christopher E. Edgecomb and Mary A. Casey, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on Tuesday, July 20, 1999 at 10:00 a.m., Local Time, at the Four Seasons Biltmore Hotel, 1260 Channel Drive, Montecito, California, and at any postponements or adjournments thereof, and to vote all shares of Common Stock at the Annual Meeting the undersigned would be entitled to vote if personally present, on the matters set forth below.

    THIS PROXY WILL BE VOTED AS DIRECTED AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. ANY PROPOSAL WITH RESPECT TO WHICH A STOCKHOLDER FAILS TO SO SPECIFY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD.

                               (SEE REVERSE SIDE)

                          (CONTINUED ON REVERSE SIDE)

(1) PROPOSAL NO. 1--ELECTION OF DIRECTORS:
    / /  FOR all nominees listed below (except as indicated).
    / /  WITHHOLD authority for all nominees listed below.
    IF YOU WISH TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE(S), STRIKE A LINE THROUGH HIS OR HER
    NAME IN THE LIST BELOW:
    Mary A. Casey             Mark Gershien             Samer Tawfik
(2) PROPOSAL NO. 2--TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC
    ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.
    / / FOR             / / AGAINST             / / ABSTAIN

                                               Dated:                     , 1999
                                                   -------------------

                                              ----------------------------------
                                              Printed name(s) as shown on Stock
                                                         Certificate

                                              ----------------------------------
                                                         (Signature)

                                              ----------------------------------
                                                         (Signature)
                                              NOTE: This proxy should be marked
                                              and signed by the stockholder(s)
                                              exactly as his, her, their or its
                                              name appears on the stock
                                              certificate and returned promptly
                                              in the enclosed envelope. Persons
                                              signing in a fiduciary capacity
                                              should so indicate. If shares are
                                              held by two people (for example,
                                              as joint tenants or community
                                              property) both parties should
                                              sign.